Exhibit 3(i)

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AUDIENCE PRODUCTIONS, INC.

Pursuant to RCW 23B.10.070 of the Washington Business Corporation Act (the “Act”), the following Second Amended and Restated Article of Incorporation (these “Articles”) are hereby submitted for filing:

ARTICLE 1
NAME

The name of this corporation is Audience Productions, Inc.

ARTICLE 2
DURATION

This corporation has perpetual existence.

ARTICLE 3
PURPOSE

This corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Title 23B of the Act.

ARTICLE 4
CAPITAL STOCK

A.	Classes of Stock. This corporation is authorized to issue two (2) classes of stock to be designated, respectively, “the Common Shares” and “Series A Preferred Shares.” The total number of shares that this corporation is authorized to issue is eight hundred thousand three (800,003) shares. Three (3) shares shall be the Common Shares and eight hundred thousand (800,000) shares shall be Series A Preferred Shares. The Common Shares shall have a par value of $1.00 per share and the Series A Preferred Shares shall have no par value per share.

B.	Rights, Preferences, and Privileges of Series A Preferred Shares.The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Shares are as set forth below in this Article 4(B)

1.	Dividend Provisions. No dividends shall be paid on either the Common Shares or Series A Preferred Shares of this corporation.

2.	Liquidation Preference.

a.	In the event of any liquidation, dissolution, or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Shares (the “Series A Preferred Shareholders”) shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of the Common Shares (the “Common Shareholders”, and together with Series A Preferred Shareholders, the “Shareholders”) by reason of their ownership thereof, an amount per share equal to the original issue price of ten dollars ($10) for each Series A Preferred Share then held by them (as adjusted for any stock splits, stock dividends, recapitalizations or the like), plus five percent (5%) of the original issue price for a total of ten dollars and fifty cents ($10.50) (the “Priority Return”). If upon the occurrence of such event, the assets and funds to be distributed among the Series A Preferred Shareholders shall be insufficient to permit the payment to such holders of the full Priority Return, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the Series A Preferred Shareholders in proportion to the full preferential amount each such holder is otherwise entitled to receive under this subsection (a).

b.	After payment has been made to the Series A Preferred Shareholders of the full Priority Return, all remaining assets at this corporation legally available for distribution shall be distributed among all Series A Preferred Shareholders and the Common Shareholders, fifty percent (50%) to the Series A Preferred Shareholders, pro rata based on the number of Series A Preferred Shares outstanding, and fifty percent (50%) to the Common Shareholders.

c.

(i)	For purposes of this Section 2, a liquidation, dissolution, or winding up of this corporation shall be deemed to be occasioned by, or to include (unless the holders of greater than fifty percent (50%) of the Series A Preferred Shares then outstanding voting together as a single class elect otherwise by written notice sent to the corporation prior to the effective date of such transaction), (A) a consolidation or merger of this corporation with or into any other corporation or corporations, or other corporate reorganization immediately after which the Series A Preferred Shareholders immediately prior to such reorganization hold less than fifty percent (50%) of the voting power or less than fifty percent (50%) of the outstanding shares of the surviving corporation, (B) a sale in a single transaction or a series of related transactions after which fifty percent (50%) or more of the outstanding shares of this corporation are held by one or more third parties who were not shareholders of this corporation immediately prior to the commencement of such transaction or series of transactions, or (C) a sale, lease, transfer, exclusive license, or other disposition or a series of such related transactions after which all or substantially all of the assets of this corporation and its subsidiaries taken as a whole are sold, leased, transferred, exclusively licensed or otherwise disposed of; provided, however, that for purposes of this Section 2, none of the following shall be considered a liquidation, dissolution or winding up of this corporation: (x) a merger effected exclusively for the purpose of changing the domicile of this corporation, (y) a consolidation with a wholly-owned subsidiary of this corporation, or (z) an equity financing by this corporation. Each of the events listed in clauses (A), (B), and (C) of this paragraph, subject to the exceptions listed in clauses (x), (y), and (z) of this paragraph, being a “Deemed Liquidation”.

(ii)	In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the corporation’s board of directors (the “Board of Directors”).

(iii)	In the event of an impending liquidation, dissolution, or winding up, this corporation shall give each Series A Preferred Shareholder written notice of such impending transaction not sooner than twenty (20) days prior to the Shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such Shareholders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the Series A Preferred Shareholders that are entitled to such notice rights or similar notice rights and that represent greater than fifty percent (50%) of the voting power of all then outstanding shares of such Series A Preferred Shares voting together as a single class.

(iv)	In the event of a Deemed Liquidation pursuant to Section 2(c)(i), if any portion of the consideration payable to the Shareholders of this corporation is placed into escrow and/or is payable to the Shareholders of this corporation subject to any other contingencies, the agreement or plan of merger or consolidation for such transaction shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the Series A Preferred Shareholders and Common Shareholders in accordance with Sections 2(a) and 2(b) above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation and (b) any additional consideration which becomes payable to the Shareholders of this corporation upon release from escrow or satisfaction of contingencies shall be allocated among the Series A Preferred Shareholders and Common Shareholders in accordance with Sections 2(a) and 2(b) above after taking into account the previous payment of the Initial Consideration and Priority Return as part of the same transaction.

3.	Voting Rights. Except as expressly provided in these Articles or as required by law, on any matter presented to the Series A Preferred Shareholders of this corporation for their action or approval at any meeting of the corporation (or by written consent of Series A Preferred Shareholders in lieu of a meeting), each Series A Preferred Shareholder shall have the right to cast the number of votes equal to the number of Series A Preferred Shares held by such holder. Each Series A Preferred Shareholder shall have full voting rights and powers, and shall be entitled, notwithstanding any provision hereof, to notice of any Shareholders’ meeting in accordance with the bylaws of this corporation as amended from time to time (the “Bylaws”), and shall be entitled to vote as a single class, with respect to any matter upon which Series A Preferred Shareholders have the right to vote. Common Shareholders shall not have any voting rights, whatsoever, other than in their capacities as Series A Preferred Shareholders. In addition, this corporation may not do either of the following without the consent of the holders of a majority of the Series A Preferred Stock then outstanding: (a) issue or obligate itself to issue any equity securities; or (b) sell all or substantially all of this corporation’s assets to any officer or director of this corporation.

ARTICLE 5
PREEMPTIVE RIGHTS

Shareholders of this corporation have no preemptive rights pursuant to RCW 23B.06.300 (or any successor thereto) to acquire additional shares of stock or securities convertible into or exercisable for shares of stock issued by this corporation.

ARTICLE 6
CUMULATIVE VOTING

Shareholders of this corporation shall not have the right to cumulate votes in the election of directors.

ARTICLE 7
DIRECTORS

The number of directors of this corporation shall be determined in the manner provided in the Bylaws.

ARTICLE 8
LIMITATION OF DIRECTOR LIABILITY

A director of this corporation shall not be personally liable to this corporation or its Shareholders for monetary damages for conduct as a director, except for:

(a) Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

(b) Conduct violating RCW 23B.08.310 (which involves certain distributions by this corporation);

(c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the foregoing paragraph by the Series A Preferred Shareholders of this corporation shall not adversely affect any right or protection of a director of this corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE 9
INDEMNIFICATION OF DIRECTORS

A.	This corporation shall indemnify its directors to the full extent permitted by the Act now or hereafter in force. However, such indemnity shall not apply on account of:

1.	Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

2.	Conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or

3.	Any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

This corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate directors’ resolution or contract.

B.	The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

C.	No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE 10
TRANSACTIONS IN WHICH DIRECTORS HAVE AN INTEREST

Any contract or other transaction between this corporation and one or more of its directors, or between this corporation and any corporation, firm, association, or other entity of which one or more of its directors are shareholders, members, directors, officers, or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction and notwithstanding his or their participation in such action, by voting or otherwise even though his or their presence or vote, or both, might have been necessary to obligate this corporation upon such contract or transaction; provided, however, that the transaction is fair to this corporation at the time it is authorized, approved, or ratified.

ARTICLE 11
ACTION BY NONUNANIMOUS SHAREHOLDER CONSENT

A.	Subject to the provisions of RCW 23B.07.040, Series A Preferred Shareholders will be permitted to take action by less than unanimous written consent of all Series A Preferred Shareholders entitled to vote on an action.

B.	Before the date on which the action becomes effective, notice of the taking of such action shall be given to each Series A Preferred Shareholder of record, communicated by any means permitted by the Act, describing with reasonable clarity and specifying the general nature of the action approved, stating the effective date and time of the approved action, and accompanied by the same material that, under the Act, would have been required to be sent to nonconsenting or nonvoting Series A Preferred Shareholders in a notice of meeting at which the proposed action would have been submitted for Series A Preferred Shareholder action. Except as otherwise provided in RCW 23B.07.040, such notice shall be given as follows: (a) if mailed, by deposit in the U.S. mail at least twenty-four (24) hours prior to the specified effective time of such action, with first-class postage thereon prepaid, correctly addressed to each Series A Preferred Shareholder of record at the Series A Preferred Shareholder’s address as it appears on the current record of Series A Preferred Shareholders of this corporation; or (b) if delivered by personal delivery, by courier service, by wire or wireless equipment, by telegraphic or other facsimile transmission, or by any other electronic means which transmits a facsimile of such communication correctly addressed to each Series A Preferred Shareholder of record at the physical address, electronic mail address, or facsimile number, as it appears on the current record of Series A Preferred Shareholders of this corporation, at least twenty-four (24) hours prior to the specified effective time of such action.

ARTICLE 12
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, subject to the power of the Series A Preferred Shareholders to amend or repeal such Bylaws.

ARTICLE 13
AMENDMENTS TO THE ARTICLES

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles in any manner now or hereafter permitted by law or by these Articles, and the rights of the Shareholders of this corporation are granted subject to this reservation.

ARTICLE 14
VOTING BY MAJORITY

Unless these Articles or the Washington Business Corporation Act expressly provide for greater voting requirements of the Series A Preferred Shareholders, any action, including without limitation the election and removal of directors, amendment of the Articles, the approval of a plan or merger or share exchange, the sale, lease, exchange or other disposition of all, or substantially all of this corporation’s property otherwise than in the usual and regular course of business, and the dissolution of this corporation, shall be authorized if approved by the Series A Preferred Shareholders thereon by a simple majority of all the votes entitled to be cast by that voting group.

The undersigned, as the President of Audience Productions, Inc., has executed these Amended and Restated Articles of Incorporation, which shall become effective upon filing by the Secretary of State of the State of Washington.

AUDIENCE PRODUCTIONS, INC

By: /s/ JAY T. SCHWARTZ
Name: Jay T. Schwartz
Title President

CERTIFICATE OF OFFICER

OF

AUDIENCE PRODUCTIONS, INC.

Pursuant to the provisions of RCW 23B.10.070, these Amended and Restated Articles of Incorporation (these “Articles”) of Audience Productions, Inc., a Washington corporation (the “Corporation”), are hereby submitted for filing.

1.	The name of record of the Corporation is Audience Productions, Inc.

2.	The Articles were adopted by the Board of Directors and the Shareholders as of December 4, 2009, in accordance with the provisions of RCW 23B.10.030, 23B.10.040, and 23B.10.070 of the Washington Business Corporation Act.

IN WITNESS WHEREOF, the undersigned certifies that he is the President of the Corporation and has executed this Certificate of Officer this 4th day of December, 2009.

AUDIENCE PRODUCTIONS, INC
a Washington corporation

By: /s/ JAY T. SCHWARTZ
Name: Jay T. Schwartz
Title President